Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dolby Laboratories, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-122908, 333-150804, 333-174319, 333-188602, 333-202012, and 333-216058) on Form S-8 of Dolby Laboratories, Inc. of our report dated November 22, 2019, with respect to the consolidated balance sheets of Dolby Laboratories, Inc. and subsidiaries as of September 27, 2019 and September 28, 2018, and the related consolidated statements of operations, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 27, 2019, and the effectiveness of internal control over financial reporting as of September 27, 2019, which report appears in the September 27, 2019 annual report on Form 10-K of Dolby Laboratories, Inc. Our report refers to a change in the method of accounting for revenue from contracts with customers due to the adoption of FASB Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), and that the Company adopted Topic 606 using the full retrospective approach.

/s/ KPMG LLP

San Francisco, California
November 22, 2019